Exhibit 99.2

News Release FOR IMMEDIATE RELEASE

Media and Financial Contact: Gentry Brann 225.987.7372 gentry.brann@shawgrp.com

 Shaw Subsidiary to Exercise Options to Sell Investment in Westinghouse
Sale will eliminate $1.7 Billion in Debt from Shaw’s Balance Sheet

BATON ROUGE, La., Sept. 6, 2011 – The Shaw Group Inc. (NYSE: SHAW) today announced its special purpose subsidiary, Nuclear Energy Holdings L.L.C., intends to exercise put options to sell its investment in Westinghouse back to Toshiba Corporation (TOKYO: 6502). Nuclear Energy Holdings received the put options in connection with its 2006 acquisition of 20 percent of the shares in the companies referred to as the Westinghouse Group.

The exercise of the Japanese yen-denominated put options prior to October 2012 requires the consent of the trustee acting on behalf of the bond holders of the yen-denominated bonds that were issued in connection with the funding of the acquisition of the Westinghouse shares. Since the acquisition, the yen-denominated debt has increased by approximately $600 million to a total of almost $1.7 billion.

If the necessary consents are obtained, Nuclear Energy Holdings formally will notify Toshiba in accordance with the terms of the put options, and the shares will transfer 90 days thereafter. The funds received must be applied toward the redemption of the bonds on the next scheduled interest payment date.

Under the terms of the put option agreements, if consent to redeem the bonds early is not granted, the put options will be exercised automatically on Oct. 6, 2012, for cash settlement on Jan. 4, 2013. Proceeds from the sale would be used to repay the bonds in full on their scheduled maturity date of March 15, 2013.

The put options require Toshiba to purchase the shares at a price equivalent to not less than 96.7 percent of the principal amount of the bonds. Nuclear Energy Holdings will fund up to the 3.3 percent shortfall of the principal amount of the bonds, which was approximately $55.4 million at Aug. 31, 2011. Shaw may recognize a non-operating gain once the put options are settled resulting principally from foreign exchange movements. At Aug. 31 exchange rates and assuming early exchange, the gain would have been approximately $545 million pre-tax. The actual gain or loss will be determined at settlement.

While the sale of Nuclear Energy Holdings’ investment in Westinghouse terminates the formal contractual arrangement between Shaw and Toshiba, Shaw looks to continue the successful global cooperation that Shaw, Westinghouse and Toshiba have demonstrated. Shaw and Westinghouse currently are under contract for six new AP1000® nuclear power units in the U.S, as well as four units under construction in China. In addition, Shaw has a contract for technical support services on an additional two-unit AP1000 project in China that follows the original units at Sanmen and Haiyang. This vast experience is unparalleled in the industry and positions Shaw for continued success in this field.

Shaw also expects to continue to work with Westinghouse on new AP1000 projects and with Toshiba on Advanced Boiling Water Reactor projects. The companies already have begun pre-proposal and study activities in anticipation of those projects.

“We firmly believe that exercising the put options is in the best interest of our shareholders and our future business opportunities. It will eliminate almost $1.7 billion of debt, further strengthening our balance sheet,” said J.M. Bernhard Jr., Shaw’s chairman, president and chief executive officer. “Toshiba, Westinghouse and Shaw have worked together successfully both in the U.S and China, and we look forward to continuing to work together. We remain committed to our role as a premier constructor of nuclear power plants.”

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

###

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2010, February 28, 2011, and May 31, 2011, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.